Exhibit 99.1

NEWS RELEASE

Travelers Estimates Range of Catastrophe Losses from Hurricane Harvey

NEW YORK, Sept. 11, 2017 — The Travelers Companies, Inc. (NYSE: TRV) today announced that it estimates its catastrophe losses relating to Hurricane Harvey, including estimated recoveries from reinsurance, will be in the range of $375 million to $750 million pre-tax ($245 million to $490 million after-tax).

Consistent with the capital management strategy it employs during periods of significant catastrophe activity, the company also announced that it has temporarily suspended common share repurchases while it assesses losses from Hurricanes Harvey and Irma. Prior to suspending share repurchases, the company had repurchased approximately 2.6 million shares for approximately $328 million in the current quarter.

The company provided the foregoing information in advance of its planned participation at the Barclays Global Financial Services Conference tomorrow, September 12.

Forward-Looking Statements

All statements in this press release, other than statements of historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The estimated range of losses discussed above is based on an analysis of claims already reported and projected to be reported, estimated values of properties in the affected areas, estimated damage resulting from wind and other perils, including flooding to the extent covered by applicable policies, and other factors requiring significant judgment. As a result of the foregoing and other factors, including the scope of the storm, the number of insureds affected, the complexity of factors contributing to the losses and the preliminary nature of the information used to determine the estimated range, actual losses associated with Hurricane Harvey may be materially different than the current estimated range. Other factors that could cause actual losses to differ from the current estimated range are discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2017, as updated by the company’s periodic filings with the SEC. The forward-looking statements in this release speak only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit travelers.com.

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Investors:

Gabriella Nawi, 917-778-6844

Media:

Patrick Linehan, 917-778-6267